Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Getty Images Holdings, Inc.

(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock (par value of $0.0001 per share)	457(f)(1) and 457(f)(3)	347,204,279	(2)	N/A	$389,800,223.29	(3)	$153.10 per $1,000,000	$59,678.41
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts						$389,800,223.29			$59,678.41
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$59,678.41

(1)	This registration statement relates to the registration of the maximum number of shares (“Getty Images common stock”) of Class A Common Stock, par value $0.0001 per share, of Getty Images Holdings, Inc. (“Getty Images”) estimated to be issuable by the registrant pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated as of January 6, 2025 (the “merger agreement”), by and among Getty Images, Grammy Merger Sub 2, Inc., Grammy Merger Sub 3, LLC, Shutterstock, Inc. (“Shutterstock”), Grammy HoldCo, Inc. and Grammy Merger Sub One, Inc.
(2)	Represents the maximum number of shares of Getty Images common stock estimated to be issuable at the effective time of the merger. The number of shares of Getty Images common stock being registered is based on (a) (i) 37,863,062, which represents the maximum number of shares of Common Stock, par value $0.01 per share, of Shutterstock (the “Shutterstock common stock”) estimated to be outstanding immediately prior to the merger described herein and in the merger agreement (calculated as the sum of (A) 34,900,258 shares of Shutterstock common stock outstanding as of March 24, 2025, (B) 2,037,516 shares of Shutterstock common stock in respect of Shutterstock restricted stock awards outstanding as of March 24, 2025 and (C) 925,288 shares of Shutterstock common stock in respect of Shutterstock performance stock awards outstanding as of March 24, 2025), multiplied by (b) the exchange ratio of 9.17 shares of Getty Images common stock for each share of Shutterstock common stock entitled to receive Getty Images common stock in the merger.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of Shutterstock common stock that may be canceled and exchanged in the merger (as set forth in the preceding footnote), as established by the average of the high and low sales prices of Shutterstock common stock on the New York Stock Exchange on March 24, 2025 of $19.795, minus (ii) $359,699,089 which is the aggregate amount of cash estimated to be paid by Getty Images to Shutterstock stockholders in the merger. The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the product obtained by multiplying (A) $9.50 by (B) the estimated maximum Shutterstock shares.